Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT (“Agreement”), dated as of May 6, 2005 but effective as of May 1, 2005, by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (“Company”), and Scott MacDonald (“Consultant”).

RECITALS

Company and Consultant desire to enter into this Agreement to memorialize their mutual understanding with respect to Consultant performing certain services for the Company with respect to the Company’s Valley Fair Mall property (the “Property”).

AGREEMENT

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.               Consulting Period.  The term (the “Term”) of this Agreement shall commence as of May 1, 2005 and continue until April 30, 2007, unless sooner terminated by either Company or Consultant as provided in Section 7 hereof.

2.               Consulting Services.  During the term, Consultant shall work with Company employees to develop a proposed redevelopment plan(s) for the Property, including site plan, financial pro-formas and budgets.  The Company will review the redevelopment plan(s) and work with Consultant on refining the redevelopment plan(s).  The Company shall have the sole right to modify and approve any redevelopment plan for the Property (any redevelopment plan approved by the Company being referred to herein as the “Approved Redevelopment Plan”).  In connection with the approval of the Approved Redevelopment Plan, the Company and Consultant will agree upon milestone events relative to the redevelopment of the Property pursuant to the Approved Redevelopment Plan (each, an “Agreed Upon Milestone Event”).  In addition, the Company and Consultant shall attribute a percentage to each Agreed Upon Milestone Event (the “Milestone Percentage”).

Once an Approved Redevelopment Plan exists, Consultant will perform such work as is necessary to implement the Approved Redevelopment Plan, including, without limitation, negotiating with anchor and other tenants, negotiating the terms of land sales and leases, meeting and negotiating with city and other governmental agencies, and negotiating tenant buy-outs (the foregoing, including the creation of the redevelopment plan(s), being referred to as the “Consulting Services”).  To the extent that Consultant requires the assistance of legal counsel in connection with the implementation of the Approved Redevelopment Plan, Consultant shall consult with the Company and the Company shall provide internal or retain outside legal counsel to assist Consultant.

Consultant shall devote such time and energy to the Consulting Services as is reasonably necessary in order for Consultant to effectively provide the Consulting Services to Company.  In connection with the performance of the Consulting Services, Consultant shall regularly meet and update the Company regarding the status of the Consulting Services and the Approved Redevelopment Plan.  Consultant shall work with Company employees in connection with the implementation of the Approved Redevelopment Plan. Consultant shall not take any action binding upon the Company regarding the Approved Redevelopment Plan or the Property without the prior consent of the Company, and under no circumstances shall Consultant have the authority to execute any agreement or other document on behalf of the Company.  During the Term, Consultant will attend the ICSC convention in Las Vegas and present the Property and the Approved Redevelopment Plan (or potential redevelopment plans if there is not yet an Approved Redevelopment Plan) and conduct meetings regarding the same at the Company’s booth (the “ICSC Event”).

3.               Consulting Fee.  The Company shall pay Consultant a monthly fee equal to $12,000 per month, commencing on May 1, 2005 (the “Consulting Payments”).  To the extent that during any month there is reduced activity, then the Company and Consultant shall agree upon a reduced Consulting Payment for such month.  Except for the Success Fee or the Implied Success Fee (to the extent payable as provided in Section 4 below) and the Expense Reimbursement (as provided in Section 5 below), the Consulting Payments shall be the sole compensation payable by the Company to Consultant in connection with the Consulting Services and Consultant shall not be entitled to receive any other fees, commissions, payments or other compensation therefore.

4.               Success Fee.  Upon redevelopment of the Property in accordance with the Approved Redevelopment Plan, Consultant shall be entitled to a success fee (“Success Fee”) in an amount equal to 10% of the “value” of the Property in excess of the Cost Basis.  For purposes hereof, Cost Basis shall be an amount equal to (x) the book value of the Property as of May 1, 2005 and (y) all costs incurred by the Company in connection with the implementation of the Approved Redevelopment Plan (including the Consulting Payments and the Expense Reimbursement), net of proceeds from land sales.

The Success Fee shall be paid upon the sale of the Property, and in such event the “value” of the Property shall be the gross purchase price paid for Property (excluding land sales the proceeds of which reduced the cost of the redevelopment of the Property).  In the event that the Property is not sold within one year following substantial completion of the Approved Redevelopment Plan, then the Success Fee shall be determined by an independent appraisal of the Property, and following such value determination, Consultant shall be paid the Success Fee.  In the event that no Approved Redevelopment Plan is agreed upon by the Company during the term of this Agreement, or in the event that prior to the Company approving an Approved Redevelopment Plan the Company enters into a joint venture relationship with a third party regarding the redevelopment of the Property, then no Success Fee shall be due or payable to Consultant.

In the event that an Approved Redevelopment Plan is agreed upon by the Company, but this

Agreement is terminated by the Company prior to the sale of the Property or the one year anniversary of substantial completion of the Approved Redevelopment Plan, then Consultant shall be entitled to the payment of a partial Success Fee as follows.  At the time this Agreement is terminated, an implied value of the Property shall be determined by taking the NOI of the Property upon substantial completion as projected in the Approved Redevelopment Plan (the “Completed NOI”), dividing the Completed NOI by the market cap rate at the time of termination (that being the cap rate that the Property would sell for at such time as if the Property were substantially complete in accordance with the Approved Redevelopment Plan) and taking the excess of such value over the Cost Basis (as projected by the Approved Redevelopment Plan) (the “Implied Success Fee Value”).  The Implied Success Fee Value would then be multiplied by the aggregate Milestone Percentages based on the occurrence of the Agreed Upon Milestone Events that have occurred.  In no event shall a Success Fee or an Implied Success Fee be payable if the Company has not agreed upon an Approved Redevelopment Plan.

The first $100,000 of the Success Fee or Implied Success Fee shall be paid in cash to Consultant, and the remainder of the Success Fee or Implied Success Fee shall be paid by the Company to scholarship funds designated by the Consultant.  No Success Fee or Implied Success Fee shall be paid to the Consultant in the event that the Consultant terminates this Agreement.

5.               Expenses.  The Company agrees to reimburse Consultant for all reasonable out of pocket costs and expenses incurred by Consultant and pre-approved by the Company during the Term in furtherance of and as necessary in connection with the performance of the Consulting Services.  In connection with the performance of the Consulting Services, Consultant shall have the right to use the Company’s offices in Houston, Texas, San Diego, California or Salt Lake City, Utah.  The costs incurred by Consultant in attending the ICSC Event would be reimbursed by the Company.  All of the foregoing being referred to as the Expense Reimbursement.  The Company shall designate a representative to be responsible for the pre-approval of expenses and otherwise to act as the primary contact between the Company and Consultant.

6.               Confidential Information.  Consultant shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its affiliates and their respective businesses and investments which shall have been obtained by Consultant during the Term and which is not generally available public knowledge (other than by acts of Consultant in violation of this Agreement).  Except as may be required or appropriate in connection with its carrying out of its duties under this Agreement, Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

7.               Termination.  Either party to this Agreement shall have the right to terminate this Agreement effective as of the end of any calendar month upon not less than thirty (30) days prior written notice to the other party (the date of termination being referred to as the “Termination Date”).

Upon such termination, the Company shall have no further obligations to Consultant except (i) for the payment of any Consulting Payments not previously paid during the term, (ii) any costs and expenses incurred prior to the Termination Payment for which the Company is obligated to reimburse Consultant as provided in Section 5 above and (iii) the Success Fee or the Implied Success Fee, to the extent payable pursuant to Section 4.

8.               Independent Contractor.  Consultant shall act and be an independent contractor with respect to the Company and no other relationship is intended to be created between the parties hereto.  Without limitation of the foregoing, Consultant shall not be an employee of the Company during the Term, shall not be entitled to any benefits of an employee of the Company, and this Agreement shall not constitute an employment contract.  Nothing in this Agreement shall be construed as (i) giving Consultant any rights as an employee or officer of the Company or any of its affiliates or (ii) entitling Consultant to control in any manner the conduct of the business of the Company or any of its affiliates.

Except to the extent otherwise expressly provided in this Agreement, the Company shall not have control over the details and means used by Consultant in performing the Consulting Services, but shall have control over the results thereof.  For greater certainty, (i) the Consulting Services shall be of high quality and (ii) the Company may provide specifications, descriptions, goals and interim and final deadlines with respect to the Consulting Services (and require that these be followed).

Consultant shall file all tax returns and reports required to be filed by Consultant on the basis that the Consultant is an independent contractor, and not an employee of the Company.  Consultant shall timely pay in full all taxes in connection with Consultant’s engagement and remuneration under this Agreement, including federal, state and local income taxes and social security (FICA) taxes, as applicable.  The Company shall not pay any unemployment or workers’ compensation taxes or premiums on behalf of or regarding Consultant.

Consultant shall be solely responsible for Consultant’s medical, dental, health and life insurance and other benefits and the Company shall have no obligation to provide any of such benefits to Consultant (except to the extent of offering Consultant COBRA as required by law). Without limitation of the foregoing, Consultant shall not be eligible for any benefits or fringe benefits offered by the Company to its employees (excepting COBRA as required by law).

9.               Successors.

(a)   Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred unless the Company requires any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, in which event the Company may so assign this agreement, except Consultant may assign to a company wholly owned by Consultant.

(b)   Consultants Successors.  No rights or obligations of Consultant under the Agreement may be assigned or transferred by Consultant.

10.       Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:

Scott MacDonald

1004 Memorial Village Drive

Houston, Texas 77024-4412

If to the Company:

New Plan Excel Realty Trust, Inc.

420 Lexington Avenue

New York, New York  10170

Attn:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.       Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by a duly authorized officer of both Company and Consultant, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

12.      Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

13.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.      Entire Agreement.  Except as otherwise expressly provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled with no rights or claim to any payment or benefits thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NEW PLAN EXCEL REALTY TRUST, INC.,
a Maryland corporation

By:	/s/ Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President

/s/ Scott MacDonald
SCOTT MACDONALD